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EXHIBIT 23.2 - CONSENT OF INDEPENDENT AUDITORS - KPMG

         We consent to the incorporation by reference in the Registration Statements Form S-3 (No. 333-47367), in Registration Statements on Form S-8 (Nos. 33-14193, 33-59772, 33-64463, and 333-29717), and in the Registration
Statement on Form S-4 (No. 333-43747) of our report dated March 4, 1997, relating to the 1996 consolidated financial statements of Australian Radio Network Pty Limited and its controlled entitles (such consolidated financial statements not separately presented in this Form 10-K), which report appears in the Annual Report of Clear Channel Communications, Inc. on Form 10-K for the year ended December 31, 1996.

KPMG
Sydney, Australia
March 30, 1998

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